EXHIBIT 10.4



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                        SEMI-EXCLUSIVE LICENSE AGREEMENT


      THIS SEMI-EXCLUSIVE LICENSE AGREEMENT (hereinafter, "Agreement"), effective as of April 1, 2005 (hereinafter, the "Effective Date"), is made by and between Abbott Laboratories, a corporation of the State of Illinois, having its principal place of business at 100 Abbott Park Road, Abbott Park, IL 60064-3500 (hereinafter, "Abbott") and BioCurex Inc., a corporation of the State of Texas, having its principal place of business at 215-7080 River Road, Richmond, BC, Canada, V6X 1X5 (hereinafter, "BioCurex").

                                   WITNESSETH:

      WHEREAS, BioCurex owns the entire right, title and interest in and to the Patent Rights (as hereinafter defined), the RECAF(TM) Technology (as hereinafter defined) and the RECAF Material (as hereinafter defined) relating to a certain technology designed to detect RECAF (as hereinafter defined);

      WHEREAS, Abbott has conducted certain preliminary assessments of the Patent Rights and RECAF Technology;

      WHEREAS, Abbott desires to obtain from BioCurex pursuant to the terms and conditions hereof: (i) a semi-exclusive license to the Patent Rights, RECAF Technology and RECAF Material; and (ii) the RECAF Material; and

      WHEREAS, pursuant to the terms and conditions hereof, BioCurex desires and is willing: (i) to grant to Abbott a semi-exclusive license to Abbott to the Patent Rights, RECAF Technology and RECAF Material; and (ii) transfer the RECAF Material to Abbott.

      NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, Abbott and BioCurex agree as follows:

1.    DEFINITIONS.

     The following words and phrases, when used herein with initial capital letters, shall have the meanings set forth or referenced below:

1.1. "Abbott Trademarks" shall mean any of Abbott's trademarks, trade names, service marks and logos and all derivations of the foregoing.

1.2. "Affiliate" shall mean any corporation, firm, partnership or other entity that controls, is controlled by, or is under common control with a Party (as hereinafter defined). For the purposes of this definition, a Party shall be deemed to control another entity if it owns or controls, directly or indirectly more than fifty percent (50%) of the voting equity of the other entity.


* Confidential treatment requested. Confidential portion has been omitted and filed separately with the Securities and Exchange Commission.


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     1.3. "Average  Net  Sales  Price"  means  Abbott's  actual  Net  Sales  (as hereinafter defined) for Product (as hereinafter defined) sold divided by the total number of units of such Product sold during a given Calendar Quarter (as hereinafter defined).

     1.4. "BioCurex Marks" means the trademark "RECAF(TM)" or "BioCurex(TM)".

     1.5. "Calendar Quarter" shall mean respectively, the three consecutive month periods of each Calendar Year: January, February and March; April, May and June; July, August and September; and October, November and December.

     1.6. "Calendar Year" shall mean the period from January 1 through December 31, except for purposes of this Agreement the first Calendar Year shall commence on the Effective Date and end on the following December 31.

     1.7. "Commercial Sale" shall mean the sale to a Third Party (as hereinafter defined) of Product, specific to the Field of Use (as hereinafter defined), a Veterinary Application (as hereinafter defined) and/or a Lateral Flow Immunochromatography Application (as hereinafter defined), in the Territory (as hereinafter defined), as evidenced by an invoice to such Third Party. The following shall not be deemed a Commercial Sale for purposes of this Agreement: (a) Product that is transferred, with or without the receipt of monetary consideration, to a Third Party reference laboratory, or similar entity, as analyte specific reagent (hereinafter, "ASR") until such time as Abbott receives FDA (as hereinafter defined) approval of its PMA (as hereinafter defined) application (or appropriate equivalent application) for the first Commercial Sale of Product in the United States; or (b) Product that is transferred to a Third Party for the evaluation of Product performance, the generation of data necessary for pre-marketing Regulatory Approval (as hereinafter defined) from a Regulatory Authority (as hereinafter defined) or any other research use, without the receipt of any monetary consideration.

     1.8. "Confidential Information" shall mean any and all technical data, information, materials or other know-how including trade secrets presently owned by, or developed by or on behalf of either Party and/or its Affiliates, including any information relating to the development, manufacture, promotion, marketing, distribution, sale or use of, Product, and any and all financial data and information relating to business of either of the Parties and/or of their Affiliates, which a Party and/or its Affiliates discloses to the other Party and/or its Affiliates in writing and identifies as being confidential, or if disclosed orally, visually or through some other media, is identified as confidential at the time of disclosure and is summarized in writing within thirty (30) days of such disclosure and identified as confidential, except any portion thereof which:

          (a) is known to the receiving Party and/or its Affiliates at the time of disclosure, as evidenced by its written records;


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          (b)  is disclosed to the  receiving  Party and/or its  Affiliates by a
               Third Party having a right to make such disclosure;

          (c) becomes patented, published or otherwise part of the public domain through no fault of the receiving Party and/or its Affiliates; or

          (d) is independently developed by or for the receiving Party and/or its Affiliates without use of the Confidential Information disclosed hereunder, as evidenced by its written records.

     1.9. "FDA" shall mean the United States Food and Drug Administration or any successor entity thereto.

     1.10. "Field of Use" shall mean all in vitro diagnostic applications, except:

          (a) any immunohistochemistry, immunocytochemistry application, or any other procedures that detect RECAF in prepared and excised human tissue sections or other materials excised from human tissue sections;

          (b)  any   immunoradiometric   assay   application   (also   known  as
               radioimmunoassay or RIA), including such applications designed to detect or measure RECAF in body fluids;

          (c) any type of flow cytometry assay application designed to detect or measure RECAF;

          (d) any lateral flow immunochromatography application (hereinafter, a "Lateral Flow Immunochromatography Application");

          (e)  any imaging of tumors in any form;

          (f) any non-immunometric diagnostic assay application utilizing nucleic acid amplification technology (e.g., PCR), including (i) all forms of synthetic or natural ribonucleic acid (RNA), (ii) all forms of synthetic or natural deoxyribonucleic acid (DNA), including complementary DNA and (iii) all modifications of said nucleic acids that in their natural form are related to the synthesis of RECAF;

          (g) any therapeutic application, including therapeutic applications relating to cleansing bone marrow specimens, or pregnancy, the pregnant mother, the fetus or the embryo;

          (h)  any vaccination against cancer or pregnancy; or

          (i) any use in animals for any veterinary medicine application (hereinafter, a "Veterinary Application").


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    1.11. "Improvement"  shall  mean any new  development  or  modification  to
          Product, RECAF Material or RECAF Technology made by either Party, provided that such development or modification, but for the license granted herein, would infringe at least one (1) Valid Claim (as hereinafter defined).

    1.12. "Net  Sales"  shall  mean  the  Adjusted   Gross  Invoice  Price  (as
          hereinafter defined) less ten percent (10%) for the Commercial Sale of Product by Abbott or its Affiliates to a Third Party in the Field of Use in the Territory. For purposes of this Agreement, "Adjusted Gross Invoice Price" shall mean the gross invoice price charged (hereinafter, "Gross Invoice Price") for the Product or Packaged Product (as hereinafter defined), as the case may be, from which taxes, duties, returns, credits, freight, and insurance are subtracted. Additionally:

          (a) In the event Product is packaged with other products or assays which have commercial utility other than in combination with the Product, and the Product contained therein is not separately priced (hereinafter, a "Packaged Product"), the Net Sales of the Product contained in such Packaged Product shall equal an amount calculated by multiplying the Adjusted Gross Invoice Price of the Packaged Product less ten percent (10%) with a fraction (hereinafter, the "Fraction"), the numerator of which shall be the average Gross Invoice Price for Product sold on a stand-alone basis in the same country or region, as the case may be, within the same Calendar Quarter as the sale of such Packaged Product, to unaffiliated Third Parties located in the same country or region, as the case may be, and the denominator of which shall be the average Gross Invoice Price for Packaged Product sold in the same country or region, as the case may be, within the same Calendar Quarter as the sale of such Packaged Product, to unaffiliated Third Parties located in the same country or region, as the case may be. For purposes of this Section 1.12(a), the Parties hereby agree that in the event Abbott or its Affiliates:
               (i) have established Commercial Sales of Product on a stand-alone basis in the same country in which the Packaged Product was sold, then the numerator and denominator data set forth in the Fraction shall be derived from such country; and (ii) do not have established Commercial Sales of Product on a stand-alone basis in the same country in which the Packaged Product was sold, then the Parties shall cooperate in good faith to determine the appropriate region from which to derive the numerator and denominator data set forth in the Fraction.

               For example:

               o The average Gross Invoice Price of Product in Country A during Q3 of 2008 is *.

               o The average Gross Invoice Price of Packaged Product in Country A during Q3 of 2008 is *.

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               o    The Adjusted  Gross  Invoice  Price less 10% of a particular
                    Packaged Product in Country A during Q3 of 2008 is *. (In this example Adjusted Gross Invoice Price is equal to Gross Invoice Price.)

               Thus, the Net Sales for Product contained in the Packaged Product shall be * multiplied by *.

          (b) Net Sales shall not include Product: (i) commercially sold to a Third Party reference laboratory or similar entity as ASR (subject to the limitations set forth in Section 1.7(a)); or (ii) used for Research and Development (as hereinafter defined) purposes, evaluation of customer acceptance, charitable or humanitarian donations, commercial samples, or other noncommercial uses as long as Abbott receives no financial compensation for such use or donation.

    1.13. "Party" shall mean Abbott or its Affiliate, or BioCurex or its Affiliate, and "Parties" shall mean Abbott or any of its Affiliates, and BioCurex or any of its Affiliates.

    1.14. "Patent Rights" shall mean the patents and patent applications relating to RECAF Technology or RECAF Material, including any provisionals, continuations, continuations-in-part, divisionals, substitutions, reissues, revalidations, registrations, renewals, reexaminations, extensions or additions and equivalents thereof in the Territory. For convenience, Patent Rights includes, but is not limited to, those patents and patent applications set forth in Exhibit 1.14.

    1.15. "Product" shall mean a product which either: (a) but for a license granted under the Patent Rights, would infringe a Valid Claim; or (b) incorporates or utilizes RECAF Technology and/or RECAF Material.

    1.16. "RECAF" (an acronym for "receptor of alpha-fetoprotein") shall mean any synthetic or natural molecule, or portion of such molecule, or molecule derivative from another molecule, that in its natural state shows specific binding to: (a) natural or synthetic alpha-fetoprotein ("AFP"); (b) a fragment of AFP; (c) a modification of AFP; (d) a modification of a fragment of AFP; (e) native or synthetic AFP bound to fatty acids or other molecules; or (f) a fragment of AFP bound to other fatty acids or other molecules. "Specific binding" as used in this Section 1.16, means an interaction between two (2) molecules that: (x) becomes saturated as the concentration of one (1) of the molecules is increased with respect to the other; and (y) can be competed with the other molecule or an excess of the same molecule unlabeled. In the event (i) RECAF specifically binds to another molecule known in the public domain, (ii) Abbott does not have a product for sale or a technology already licensed to others based on said molecule as of the Effective Date, and (iii) Abbott decides to develop and commercialize a product or a technology based on said molecule specifically pertaining to the field of cancer diagnostics, then such product or technology shall be deemed a Product subject to the terms and conditions of this Agreement.


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    1.17. "RECAF  Material" shall mean one or more cell lines owned by BioCurex that produce antigens, monoclonal antibodies or polyclonal antibodies that specifically bind to RECAF, including: (a) any Improvements thereof; and (b) any additional tangible materials that may be provided by BioCurex to Abbott during the Term that are necessary and useful for the Research and Development (as hereinafter defined), Regulatory Approval, manufacture, use or sale of Product.

    1.18. "RECAF Technology" shall mean all of BioCurex's existing and future proprietary information pertaining to the detection of RECAF in biological specimens, including, but not limited to, developments (including, but not limited to, Improvements), discoveries, inventions, processes, methods, techniques, trade secrets, biological materials (but excluding RECAF Materials), results of experimentation, and technical information pertaining thereto, whether or not patentable, which are necessary and useful for the development, Regulatory Approval, manufacture, use, or sale of Product.

    1.19. "Regulatory  Approval"  shall mean all approvals  and  authorizations
          necessary   from  the   appropriate   Regulatory   Authority  for  the
          manufacture and Commercial Sale of Product in a country, region or territory of the Territory.

    1.20. "Regulatory Authority" shall mean any federal, state or local or international regulatory agency, department, bureau, notified body or other governmental entity, including the FDA and European authorities, which is responsible for issuing approvals, licenses, registrations, clearances or authorizations necessary for the manufacture, use, storage, import, transport or sale of Product in a regulatory jurisdiction.

    1.21. "Term" shall have the meaning  ascribed to it in Section  6.1.

    1.22. "Territory" shall mean all the countries, regions and territories of the world.

    1.23. "Third Party" shall mean a natural person, corporation, partnership, trust, joint venture, governmental authority or other legal entity or organization other than the Parties and/or their Affiliates.

    1.24. "Valid Claim" shall mean any claim of an issued and unexpired patent included within Patent Rights that has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal or which has not been admitted by the holder of the patent to be invalid or unenforceable through reissue, disclaimer or otherwise. In the event a patent has been held to be invalid or unenforceable and an appeal is pending, such claims shall not be considered a Valid Claim until reinstated by a final decision of a court or governmental agency of competent jurisdiction.


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2.   LICENSE GRANT

     2.1. License.

          (a) BioCurex hereby grants to Abbott and its Affiliates, subject to the terms and conditions of this Agreement, a semi-exclusive license, with the right to grant sublicenses to Third Parties, to make, have made, use, offer for sale, sell, have sold and import Product in the Field of Use in the Territory, which, but for such license, would infringe at least one (1) Valid Claim. Further, BioCurex hereby grants to Abbott and its Affiliates, subject to the terms and conditions of this Agreement, a semi-exclusive license, with the right to grant sublicenses to Third Parties, to make, have made, use, offer for sale, sell, have sold and import Product under the RECAF Technology and RECAF Material in the Field of Use in the Territory. Notwithstanding the foregoing, BioCurex hereby grants to Abbott and its Affiliates a non-exclusive license, with the right to grant sublicenses to Third Parties, under the Patent Rights, RECAF Technology and RECAF Material, to make, have made, use, sell, import and otherwise distribute Product in the Territory for any: (i) lateral flow immunochromatography application; or (ii) veterinary medicine application. Upon Abbott's request, the Parties hereby agree to negotiate in good faith a non-exclusive license grant from BioCurex to Abbott, with the right to grant sublicenses to Third Parties, to make, have made, use, offer for sale, sell, have sold and import Product in the Territory for any other application specifically excluded from the scope of the Field of Use under the Patent Rights, RECAF Technology and RECAF Material.

          (b) The Parties hereby acknowledge that as of the Effective Date, BioCurex retains the right to engage in the Commercial Sale of Product in the Field of Use in the Territory. As long as BioCurex retains such right, BioCurex shall have the right to grant to only one (1) Third Party (hereinafter, "Third Party Semi-Exclusive Licensee") a license under the Patent Rights, RECAF Technology and RECAF Material to engage in the Commercial Sale of Product in the Field of Use in the Territory (in addition to the license grant to Abbott set forth in Section 2.1(a)). In the event BioCurex determines that it will relinquish its right engage in the Commercial Sale of Product in the Field of Use in the Territory, BioCurex shall: (i) provide written notification thereof to Abbott promptly upon making such determination; and
               (ii) have the right to grant to one (1) additional Third Party a license under the Patent Rights, RECAF Technology and RECAF Material to engage in the Commercial Sale of Product in the Field of Use in the Territory (causing such Third Party to be deemed a Third Party Semi-Exclusive Licensee). For purposes of clarification, at any given point in time during the Term, BioCurex shall permit a maximum of three (3) parties (including Abbott), in addition to Abbott's Commercial Sale Sublicensees as set forth in Section 2.2, with the right to engage in the Commercial Sale of Product in the Field of Use in the Territory. BioCurex shall notify Abbott within thirty (30) days of entering into a semi-exclusive license with a Third Party Semi-Exclusive Licensee, including, without limitation, the identity of such Third Party Semi-Exclusive Licensee, and a summary of the key financial and other


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               terms and conditions  established between BioCurex and such Third
               Party Semi-Exclusive Licensee. Any information exchanged between the Parties pursuant to this Section 2.1(b) shall be deemed Confidential Information subject to the provisions of Article 7.

          (c) In the event BioCurex notifies Abbott that it will relinquish its right engage in the Commercial Sale of Product in the Field of Use in the Territory in accordance with Section 2.1(b), Abbott shall consider in good faith any request put forth by BioCurex to become a Commercial Sale Sublicensee (as hereinafter defined) of Abbott pursuant to terms and conditions to be negotiated by the Parties.

          (d) BioCurex shall retain the right to develop, manufacture, sell and license the Patent Rights, RECAF Technology and RECAF Material for use outside of the scope of the Field of Use in the Territory.

     2.2. Exclusive Sublicense Right. Abbott shall have the exclusive right to grant to Third Parties a sublicense under the Patent Rights, RECAF Technology and RECAF Material to engage in the Commercial Sale of Product (any such Third Party sublicensee of Abbott shall hereinafter be referred to as a "Commercial Sale Sublicensee"). For purposes of clarification, BioCurex has not previously and shall not in the future permit any Third Party licensees (including, without limitation, any Third Party Semi-Exclusive Licensee), to grant to a Third Party any sublicense under the Patent Rights, RECAF Technology and RECAF Material to engage in the Commercial Sale of Product. Additionally, each sublicense agreement between Abbott and a Commercial Sale Sublicensee shall be in writing and require, among other things, that such Commercial Sale Sublicensee shall maintain accurate records of its Commercial Sales. Abbott shall provide BioCurex with a copy of each sublicensing agreement between it and a Commercial Sale Sublicensee within thirty (30) days of the effective date of such sublicensing agreement, provided that BioCurex shall consider any such sublicense agreements to be Confidential Information subject to the provisions of Article 7.

     2.3. Restriction on Commercial Sale Sublicensees. Abbott shall not grant any sublicense hereunder to a Commercial Sale Sublicensee that would provide such Commercial Sale Sublicensee with the right to further grant a sublicense to another Third Party under the Patent Rights, RECAF Technology or RECAF Material to engage in the Commercial Sale of Product.

     2.4. Most Favored Licensee.

          (a) BioCurex has not previously and shall not in the future grant any license under the Patent Rights, RECAF Technology or RECAF Material in the Field of Use in the Territory to any Third Party Semi-Exclusive Licensee at a minimum royalty rate less than the minimum royalty rates set forth in Sections 4.4 and 4.5, as


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               applicable.  If BioCurex does offer any such license to the Third
               Party Semi-Exclusive Licensee at a royalty rate less than those set forth in Sections 4.4 and 4.5, regardless of any other consideration given by such Third Party Semi-Exclusive Licensee, BioCurex shall notify Abbott in writing within ten (10) business days of the offer of such license, and provide Abbott a copy of such license to give Abbott the opportunity to decide whether to incorporate such lower royalty rate into this Agreement.

          (b) BioCurex shall be permitted to grant a license to a Third Party under the Patent Rights, RECAF Technology or RECAF Materials specific to a Veterinary Application or a Lateral Flow Immunochromatography Application at a royalty rate less than the minimum royalty rates set forth in Sections 4.4 and 4.5, as applicable, provided that: (i) BioCurex promptly notifies Abbott of such reduced royalty rate; and (ii) this Agreement is amended to incorporate the equivalent reduced royalty rate with respect to Abbott's royalty obligations pertaining to the Commercial Sale of Veterinary Application Products and/or a Lateral Flow Immunochromatography Application Products, as the case may be.

          (c)  Except as specifically  provided herein,  nothing in this Section
               2.4 shall be construed to require that any other term or condition (that does not pertain to royalty rates) set forth in this Agreement be modified as a result of any license grant or other agreement entered into between BioCurex and a Third Party licensee (including, without limitation, any Third Party Semi-Exclusive Licensee).

     2.5. Research and Development; Commercialization of Product. Abbott shall use commercially reasonable efforts to perform the pre-clinical and clinical studies (hereinafter, "Research and Development") required for obtaining Regulatory Approval for Product (to the extent Product may potentially be utilized as an aid in the management, diagnosis or early detection or screening, of most types of cancer) from relevant Regulatory Authorities. Such commercially reasonable efforts shall be consistent with the efforts Abbott would devote to other products with similar commercial potential; provided, that Abbott shall retain sole discretion with respect to Research and Development, obtaining Regulatory Approvals, manufacturing and commercialization of Product in the Territory; and further provided, that Abbott, at its sole discretion, shall fund the costs associated with such Research and Development, Regulatory Approvals, manufacturing and commercialization of Product in the Territory. In connection with Abbott's Research and Development efforts, BioCurex will use commercially reasonable efforts to provide Abbott with information and assistance, at Abbott's expense, as Abbott may reasonably request.

     2.6. Summary Report of Research and Development. As long as Abbott is engaged in Research and Development activities pursuant to Section 2.5, it shall provide BioCurex with a semi-annual written summary report of the status of such Research and Development activities.


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          BioCurex will treat any such reports  provided  under this Section 2.6 as Confidential Information subject to the provisions of Article 7.

     3.   TRANSFER OF RECAF MATERIAL AND RECAF TECHNOLOGY.

     3.1. Transfer of RECAF Material. Within ninety (90) days of the Effective Date of this Agreement, BioCurex shall deliver the RECAF Materials in the designated amounts set forth below:

          (a)  200 micrograms of pure RECAF antigen;

          (b) 3 x vials (frozen) of cells for producing monoclonal antibodies designated as 14G11;

          (c) 3 x vials (frozen) of cells for producing monoclonal antibodies designated as 13H1;

          (d)  3  x  vials  (frozen)  of  cells  for  producing   RECAF  antigen
               designated as MCF7;

          (e) 20 milligrams of purified monoclonal antibody designated as 14G11;

          (f) 20 milligrams of purified monoclonal antibody designated as 13H1; and

          (g)  10  milliliters   of  rabbit   antisera   containing   polyclonal
               antibodies against RECAF.

           BioCurex shall place any appropriate temperature, pressure, and/or shock indicators in any shipment of RECAF Material to insure the common carrier's conformance with shipping instructions and restrictions, such as temperature or handling.

     3.2. Successful RECAF Material Transfer. Successful transfer of the RECAF Material pursuant to Section 3.1 shall be determined by independent establishment of RECAF Material at Abbott, or at an Abbott's designee's place of business, in accordance with the following criteria:

          (a) RECAF Material is free of any bacteria, mycoplasma, viral and fungal contamination that would impair the production of RECAF Material upon receipt at Abbott's or Abbott's designee's facility;

          (b) RECAF Material is viable, as determined by stabilization and production of RECAF monoclonal antibody for at least thirty doublings; and

          (c)  RECAF  Material   produces   monoclonal   antibodies   that  bind
               specifically to RECAF consistent with monoclonal antibodies produced by such RECAF Material.

     3.3. Unsuccessful Transfer. If establishment of the RECAF Material delivered to Abbott under this Article 3 is unsuccessful, as determined solely by Abbott using the criteria of Section 3.2, BioCurex hereby agrees to use commercially reasonable efforts to provide additional quantities of RECAF Material in such amounts as Abbott may reasonably request until such time that Abbott is able to produce RECAF Material in sufficient quantities to support its Research and Development and other commercialization efforts.

     3.4 Additional Transfers of RECAF Technology. Within thirty (30) days of the Effective Date and periodically during Abbott's performance of the Feasibility Review (as set forth in Section 4.2(a)), BioCurex shall use commercially reasonable efforts to deliver to Abbott additional reference reagents, assay kits, monoclonal antibodies, polyclonal antibodies and antigen for RECAF in such sufficient quantities as Abbott may reasonably request until such time that Abbott is able to produce RECAF Material in sufficient quantities to support its Research and Development and other commercialization efforts.

     3.5. Assistance By BioCurex. With respect to all transfers and establishment procedures of RECAF Material and RECAF Technology pursuant to this Article 3, BioCurex shall make available to Abbott:
          (a) any relevant and useful documents and other technical information;
          (b) any necessary protocols associated with the RECAF Materials and other RECAF Technology; and (c) any consultation services and other assistance that Abbott may reasonably request.

     3.6. Notification by Abbott of Successful Transfer. Upon each successful transfer of RECAF Material in accordance with this Article 3, Abbott shall promptly provide BioCurex with written notification thereof.

4.   LICENSE CONSIDERATION.

     4.1. Execution Fee; Material Transfer Fee. As consideration for the semi-exclusive license granted under Section 2.1 and for BioCurex's agreement to the other terms and conditions hereof, Abbott shall pay to BioCurex a fee of Two Hundred Thousand Dollars ($200,000), no later than May 15, 2005. Any such fee submitted pursuant to this Section 4.1 shall be non-refundable and non-creditable toward future royalty obligations.

     4.2. Milestone Payments. Within forty-five (45) days of the completion of a milestone described below in Subsections 4.2 (a)-(c), Abbott shall make the appropriate corresponding milestone payment:

          (a) One Hundred Thousand Dollars ($100,000) following Abbott's notification to BioCurex of Abbott's successful completion of the feasibility review ("Feasibility Review") described in more detail in Exhibit 4.2 hereto;

          (b) One Hundred Thousand Dollars ($100,000) following Abbott's submission to the FDA of a Pre-Market Approval ("PMA") application (or appropriate equivalent submission) for the Commercial Sale of Product in the United States; and

          (c) One Hundred Thousand Dollars ($100,000) upon (i) the FDA's approval of Abbott's PMA application (or appropriate equivalent submission) for the Commercial Sale of Product in the United

               States, or (ii) Abbott's first Commercial Sale of Product in the Field of Use in the Territory, whichever occurs first.

           Any such fees due and owing pursuant to this Section 4.2 shall be non-refundable and non-creditable toward future royalty obligations.

     4.3. Annual Minimum Royalties.

          (a) Commencing with the 2007 Calendar Year and continuing each subsequent Calendar Year through the Calendar Year in which Abbott makes its first Commercial Sale of Product, Abbott shall pay to BioCurex an annual minimum royalty of Fifty Thousand Dollars ($50,000), payable by March 1 of a given Calendar Year. All such annual minimum royalty amounts paid by Abbott pursuant to this Section 4.3(a) shall be credited against actual royalties to be paid by Abbott during the Term pursuant to Sections 4.4 and
               4.5 hereof until such credit amount is exhausted. In the event Abbott exercises its early termination option under Section 6.2, and provided that BioCurex is not then in breach any provisions of this Agreement, then any payment submitted by Abbott under this Section 4.3(a) shall be non-refundable and non-creditable toward actual royalties due and owing by Abbott pursuant to Sections 4.4 and 4.5 hereof.

          (b) Commencing with the Calendar Year following the Calendar Year in which Abbott's first Commercial Sale of Product occurred and continuing each subsequent Calendar Year through the Term, Abbott shall pay to BioCurex an annual minimum royalty of One Hundred Thousand Dollars ($100,000), payable by March 1 of a given Calendar Year. Such annual minimum royalty amount paid by Abbott pursuant to this Section 4.3(b) for a given Calendar Year shall be credited against actual royalties to be paid by Abbott during the Term pursuant to Sections 4.4 and 4.5 hereof during said Calendar Year.

     4.4. Royalties for Net Sales in Valid Claim Countries. As further consideration for the semi-exclusive license granted under Section 2.1 and for BioCurex's agreement to the other terms and conditions hereof, Abbott shall pay BioCurex a royalty based on Net Sales of Product in a country with a Valid Claim covering such Product (hereinafter, "Valid Claim Countries"):

          (a) In the event the Average Net Sales Price of Product in Valid Claim Countries is U.S. *, or equivalent to * or less, Abbott shall make a royalty payment to BioCurex of * for the Commercial Sale by Abbott and its Affiliates of each unit of Product in a Valid Claim Country. Such royalty obligation pursuant to this
               Section 4.4(a) shall continue until the date on which the last patent or patent application under the Patent Rights covering such Product expires (the "Expiration Date of Patent Rights Covering Product") in a particular Valid Claim Country, whereupon

               Abbott shall have a fully paid, non-exclusive and irrevocable license to all Patent Rights covering such Product in such Valid Claim Country.

          (b) In the event the Average Net Sales Price of Product in Valid Claim Countries is greater than *, or equivalent to greater than *, Abbott shall make a royalty payment to BioCurex equal to the following amount for the Commercial Sale by Abbott and its Affiliates of each unit of Product in a Valid Claim Country:

                                            *

               For example, if Abbott's Average Net Sales Price of Product is *, then Abbott shall owe BioCurex a royalty payment of * for the Commercial Sale of each unit of Product, and if the Actual Average Net Sales Price of Product is *, then Abbott shall owe BioCurex a royalty payment of * for the Commercial Sale of each unit of Product.

               Such royalty obligation pursuant to this Section 4.4(b) shall continue until the Expiration Date of Patent Rights Covering Product in a particular Valid Claim Country, whereupon Abbott shall have a fully paid, non-exclusive and irrevocable license to all Patent Rights covering such Product in such Valid Claim Country.

          (c) In the event Abbott's royalty obligation under Sections 4.4(a) or 4.4(b) for the Commercial Sale of Product in a particular country terminates due to the occurrence of the Expiration Date of Patent Rights Covering Product, but Abbott or its Affiliates continues to make Commercial Sales in such country of Product incorporating or utilizing RECAF Material, then Abbott shall make a royalty payment to BioCurex equal to * for the Commercial Sale by Abbott and its Affiliates of each unit of such Product in such country for a period of five (5) years following the Expiration Date of Patent Rights Covering Product, after which time Abbott shall have a fully paid, non-exclusive and irrevocable license to all RECAF Material, in addition to all Patent Rights in accordance with Section 4.4(a) or 4.4(b), covering such Product in such country. For purposes of clarification, Abbott shall have no royalty payment obligation hereunder in connection with the Commercial Sale of Product that incorporates or utilizes RECAF Technology after the occurrence of the Expiration Date of Patent Rights Covering Product.

          (d) In the event Abbott's Average Net Sales Price of Product in the Valid Claim Countries becomes * or less, or equivalent to * or less, the Parties hereby agree to negotiate in good faith a new royalty payment structure.

     4.5. Royalties for Net Sales in Non-Valid Claim Countries for Commercial Sale of Product Utilizing RECAF Technology.

           As further consideration for the semi-exclusive license granted under
           Section 2.1 and for BioCurex's agreement to the other terms and conditions hereof, commencing on the date of the first Commercial Sale of Product incorporating or utilizing RECAF Technology in a country without a Valid Claim that covers such Product (hereinafter, a "Non-Valid Claim Country") by Abbott and its Affiliates and continuing for five (5) years thereafter, Abbott shall make a royalty payment to BioCurex equal to * for the Commercial Sale by Abbott of each unit of Product in such Non-Valid Claim Country, after which time Abbott shall have a fully paid, irrevocable license to all RECAF Technology incorporated into Product in such Non-Valid Claim Country. For purposes of clarification: (a) Abbott shall have no royalty payment obligation hereunder in connection with the Commercial Sale of Product that incorporates or utilizes RECAF Material in a Non-Valid Claim Country, except as set forth in Section 4.4(c); and
           (b) Abbott's royalty payment obligation with respect to the Commercial Sale of Product in a Non-Valid Claim Country shall be governed by this Section 4.5 unless such country becomes a Valid Claim Country prior to the expiration of five (5) year royalty payment commitment described in the first sentence of this Section
           4.5 (in which case Abbott shall commence to make royalty payments for the Commercial Sale of Product in accordance with Section 4.4).

     4.6. Sublicense Agreement Payments.

          (a)  In the event  Abbott  grants a sublicense  to a  Commercial  Sale
               Sublicensee, Abbott shall provide BioCurex with a payment of twenty percent (20%) of any upfront sublicense fees submitted to Abbott by such Commercial Sale Sublicensee within forty-five (45) days of Abbott's receipt thereof. Any such fees due and owing pursuant to this Section 4.6(a) shall be non-refundable and non-creditable toward future royalty obligations hereunder.

          (b)  Commencing  on  the  date  of  the  first  Commercial  Sale  by a
               Commercial Sale Sublicensee of Product, that but for the sublicense granted to the Commercial Sale Sublicensee would infringe at least one (1) Valid Claim covering such Product in a Valid Claim Country, and continuing for the duration of the applicable sublicense agreement by and between Abbott and such Commercial Sale Sublicensee, Abbott shall make a royalty payment to BioCurex of * for the Commercial Sale by such Commercial Sale Sublicensee of each unit of such Product in such Valid Claim Country.

          (c) Commencing on the date of the first Commercial Sale by a Commercial Sale Sublicensee of Product incorporating or utilizing RECAF Technology and/or RECAF Materials in a country without a Valid Claim that covers such Product, and continuing for the duration of the applicable sublicense agreement by and between Abbott and such Commercial Sale Sublicensee, Abbott shall make a royalty payment to BioCurex of * for the Commercial Sale by such Commercial Sale Sublicensee of each unit of such Product in such country.

     4.7. Royalty Abatement and Rebate. In the event the manufacture, use or Commercial Sale of Product shall be determined not to be covered by a Valid Claim in a particular country due to the final, non-appealable holding of invalidity, unpatentability or unenforceability by a court or agency of competent jurisdiction, then such country shall be deemed a Non-Valid Claim Country, and as of the date of such final, non-appealable holding by such court or agency of competent jurisdiction, Abbott shall owe royalty payments in accordance with
          Section 4.5 and Section 4.6(c), as applicable, for the Commercial Sale of Product therein. Subject to Section 8.1, in the event BioCurex causes such country to be reinstated as a Valid Claim Country, then Abbott shall resume owing royalty payments in accordance with Section
          4.4 and Section 4.6(b), as applicable, for the Commercial Sale of Product therein.

     4.8. No Multiple Royalties. No multiple royalties shall be payable by Abbott to BioCurex with respect to the same unit of Product regardless of the number of Valid Claims or patents within Patent Rights which may cover a Product.

     4.9. No Royalties Due on Certain Sales. Abbott shall not be required to pay any royalties to BioCurex pursuant to this Article 4: (a) on the commercial sale of Product to BioCurex; (b) on the Commercial Sale of Product to any Third Party licensed by BioCurex to use such Product;
          (c) on the Commercial Sale of Product to end-user customers by a licensed Third Party distributor of Abbott or its Affiliates, provided that Abbott has already paid to BioCurex the applicable royalties due and owing pursuant to Article 4 based upon the Commercial Sale of such Product by Abbott or its Affiliates to such Third Party licensed distributor; (d) commercial sale of Product by a Third Party manufacturer of Product to Abbott or its Affiliates; or (e) the Commercial Sale of ASR to a Third Party reference laboratory or similar entity (subject to the limitations set forth in Section 1.7(a)).

     4.10. Payment of Third Party Royalties by Abbott. The Parties agree that if Abbott is required to take an additional Third Party license specific to the Field of Use so that it may make, have made and/or use Patent Rights, RECAF Technology or RECAF Material, or to make, have made, use, import, offer to sell or sell Product, then the royalties to be paid to BioCurex pursuant to this Article 4 shall be reduced by the amount paid pursuant to said Third Party license, provided that such reduction shall not exceed fifty percent (50%).


5.   PAYMENTS AND REPORTING.

     5.1. Place and Payment of Royalties.

          (a) Within sixty (60) days following the end of each Calendar Quarter during the Term, Abbott shall pay to BioCurex, earned royalties pursuant to Article 4 for each such Product during such Calendar Quarter. All royalty payments due BioCurex shall be payable in U.S. Dollars in check or wire transfer to an account identified by BioCurex at least three (3) days prior to payment. For Commercial Sales made in a currency other than U.S. Dollars, payments and royalties payable under this Agreement shall be determined using Abbott's standard conversion methodology, which is consistent with generally acceptable accounting principles.

          (b) If any country in the Territory restricts the amount payable on the Commercial Sales of Product in such country, the amount due hereunder shall not exceed the maximum amount payable, under applicable laws, regulations or administrative rulings of such country.

     5.2. Taxation of Payments and Royalties. If any taxes are imposed on Abbott for any payments accruing to BioCurex under this Agreement, such taxes shall be for the account of BioCurex, and when paid by Abbott to the proper taxing authority out of the applicable BioCurex royalty, proof in evidence of such payment shall be secured and sent to BioCurex together with official or other appropriate evidence issued by the appropriate governmental authority. All taxes levied on BioCurex's income arising from this Agreement shall be borne by BioCurex. The Parties shall take steps consistent with current commercial practices to: (a) avoid or minimize any such withholding; and (b) take advantage of such double taxation avoidance agreements as may be available.

     5.3. Payment Reports. With each quarterly payment made under Section 5.1, Abbott shall deliver a full and accurate accounting of all relevant Commercial Sales for each Product for the preceding Calendar Quarter. Each such report shall include at least the following information: (a) Commercial Sales of such Product expressed in U.S. Dollars; and (b) Abbott's computation of the aggregate payments and earned royalties payable to BioCurex applicable for such Product.

     5.4. Records; Audit Rights. Abbott shall maintain at its principal place of business accurate, complete and up to date records in sufficient detail to enable the royalties payable by Abbott to be determined. BioCurex shall have the right, at its own expense and during regular business hours, within two (2) years after the royalty period to which such records relate, during the term of this Agreement and for a period of one (1) year thereafter, to have such records examined by an independent accountant selected by BioCurex to whom Abbott has no reasonable objection for the purpose of verifying the reports and payments. The accountant shall disclose to BioCurex or to any Third Party only information relating to the accuracy or reports and payments being made. If BioCurex establishes that, as a result of an error in such a report, Abbott has failed to pay BioCurex at least ninety-five percent (95%) of the full amount of earned royalty due and payable under this Agreement, the cost, up to a maximum of twenty thousand dollars ($20,000), of such inspection shall be paid by Abbott.

6.   TERM AND TERMINATION.

     6.1. Term. Unless earlier terminated in accordance with the provisions hereof, the term of this Agreement (hereinafter, the "Term") shall commence on the Effective Date and shall expire on the last to occur of either: (a) the date of expiration of the last to expire patent contained within Patent Rights (hereinafter, the "Patent Rights Expiration Date"); (b) the date on which Abbott ceases to incorporate or utilize RECAF Technology in Product; or (c) the date on which Abbott ceases to incorporate or utilize RECAF Material in Product. Upon the occurrence of the Patent Rights Expiration Date, Abbott shall have a fully paid up license under the Patent Rights, without any further royalty obligation whatsoever in connection therewith.

     6.2. Early Termination by Abbott. On or before the Effective Date of this Agreement, Abbott shall have the right to immediately terminate this Agreement at any time. Following the Effective Date, Abbott shall have the right to terminate this Agreement and surrender the licenses granted hereunder at any time by giving no less than ninety (90) days prior written notice to BioCurex. In the event Abbott exercises its early termination right in accordance with this Section 6.2, it shall assign, upon BioCurex's request, all of Abbott's rights and obligations (other than those obligations incurred by Abbott prior to the effective date of such assignment) contained in each sublicense agreement between it and a Commercial Sale Sublicensee (with such assignment to take place during the ninety (90) day notification period set forth in the preceding sentence of this Section 6.2), provided that the applicable Commercial Sale Sublicensee provides it consent thereto.

     6.3. Early Termination by BioCurex. BioCurex may terminate this Agreement if, and only if, Abbott fails to cure any undisputed non-payment of royalties due and owing to BioCurex under this Agreement within sixty
          (60) days of Abbott's receipt of written notice from BioCurex of such default of payment.

     6.4. Insolvency. Either Party may terminate this Agreement upon written notice to the other in the event of (a) insolvency of the other Party, or the appointment of a receiver by the other Party for all or any substantial part of its properties, provided that such receiver is not discharged within sixty (60) days of its appointment; (b) the adjudication of the other Party as bankrupt; (c) the admission by the other Party in writing of its inability to pay its debts as they become due; (d) the execution by the other Party of an assignment for the benefit of its creditors; or (e) the filing by the other Party of a petition to be adjudged as bankrupt, or a petition or answer admitting the material allegations of a petition filed against the other party in any bankruptcy proceeding, or the acts of the other Party to any other judicial proceeding intended to effect a discharge of the debts of the other Party, in whole or in part.

     6.5. Survival of Certain Provisions. Expiration or early termination of this Agreement shall not relieve either Party of its obligations incurred prior to expiration or early termination. The following provisions shall survive expiration or early termination of this Agreement or of any extensions thereof: Article 1 (Definitions);
          Section 6.5 (Survival of Certain Obligations), Section 6.6 (Remaining Inventory); Article 7 (Confidentiality); Section 8.4 (Infringement of Third Party Patents; Indemnification by BioCurex); Section 8.5 (Joint Inventions); Article 10 (Representations and Warranties); Article 10 (General Indemnification); Section 12.4 (Dispute Resolution); Section
          12.8 (Entire Agreement); and Section 12.9 (Governing Law). Any other provisions of this Agreement contemplated by their terms to pertain to a period of time following termination or expiration of this Agreement shall survive for the specified period of time only.

     6.6. Remaining Inventory of Product. Upon termination of this Agreement for any reason whatsoever, each of Abbott, its Affiliates, its Third Party distributors and Commercial Sale Sublicensees hereunder shall have the right to sell any remaining inventory of Product it may have, provided that Abbott fulfills its royalty obligations applicable to such Product in accordance with provisions of Article 4.

7.   CONFIDENTIAL INFORMATION.

     7.1. Confidentiality. The Parties acknowledge that each of them and their Affiliates will exchange Confidential Information pertaining to their performance hereunder, and the disclosure and use of any Confidential Information shall be governed by the provisions of this Article 7. Each Party shall use Confidential Information of the other Party only for the purpose of accomplishing the activities contemplated by this Agreement. Each Party shall not disclose such Confidential Information to a Third Party except in accordance with the provisions of this Agreement. The Parties shall ensure that their Affiliates keep all Confidential Information exchanged hereunder confidential in accordance with the provisions hereof as though the Affiliates were parties hereto.

     7.2. Permitted Disclosures. Notwithstanding Section 7.1, nothing contained in this Agreement shall preclude BioCurex or Abbott from utilizing or disclosing to Third Parties its Confidential Information or utilizing Confidential Information received from the other Party as may be required: (a) for regulatory purposes, including regulatory filings required to obtain FDA or other governmental approvals subject to requesting confidential treatment; (b) for audit, tax or customs purposes subject to requesting confidential treatment; (c) for purposes of preparing and filing patent applications consistent with the terms of this Agreement; or (d) by law or judicial order, or request by a Regulatory Authority, with the consent of the other Party, which consent shall not be withheld unreasonably. With respect to any trade secrets, the consent of the disclosing Party shall be required before any disclosure of such trade secret, which consent shall not be withheld unreasonably. Furthermore:

          (x) Abbott shall be permitted to utilize or disclose to a Third Party its Confidential Information or utilize Confidential Information received from the other Party to the extent required for (i) such Third Party to undertake Research and Development activities on behalf of Abbott, (ii) Abbott to negotiate and enter into a sublicense agreement with such Third Party, and/or (iii) Abbott to market Product or make Commercial Sales thereof to such Third Party, provided that such Third Party agrees to maintain the confidentiality of such Confidential Information to the same extent required by Parties under this Article 7; and

          (y) BioCurex shall be permitted to utilize or disclose to a prospective Third Party Semi-Exclusive Licensee (in the course of negotiating the license agreement between it and such prospective Third Party Semi-Exclusive Licensee) Confidential Information specifically pertaining and limited to (i) the semi-exclusive nature of this Agreement, (ii) the limitation set forth in
               Section 2.1(b) of this Agreement permitting BioCurex to grant licenses under the Patent Rights, RECAF Technology and RECAF Material in the Field of Use in the Territory to only a limited number of Third Party Semi-Exclusive Licensees, and/or (iii) Abbott's exclusive right to grant sublicenses to Commercial Sale Sublicensees (as set forth in Section 2.2 of this Agreement), provided that under no circumstances shall BioCurex disclose to such prospective Third Party Semi-Exclusive Licensee the financial terms contained herein, and such prospective Third Party Semi-Exclusive Licensee agrees to maintain the confidentiality of such Confidential Information to the same extent required by Parties under this Article 7.

     7.3. Publication. Neither Party shall publish or make any presentation regarding any information disclosed to it hereunder unless such publication has been reviewed and approved by the other Party at least sixty (60) days prior to its submission for publication. If requested, each party shall allow the other Party a reasonable period of time to seek patent protection before submitting such proposed disclosure for publication. Such approval by the other Party shall not be required if such information has been published previously, is in the public domain without breach of this Agreement, or was approved or published in writing previously in substantially the same format.

     7.4. Public Announcements. Neither Party shall make any public announcements concerning the existence of this Agreement or the terms and conditions of this Agreement, nor make any public statement which includes the name of the other Party or any of its Affiliates, or otherwise use the name of the other Party or any of its Affiliates in any public statement or document, without the prior written consent of the other Party. No public announcement relating to the signing of this Agreement shall be issued by either Party, without the prior written consent of the other Party. The foregoing shall not apply to required public releases necessary for compliance with applicable


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

          governmental requirements in which case the Parties will consult with each other and take into consideration the comments of the other Party on the wording and timing of any required public announcement.

8.   PATENT RIGHTS.

     8.1. Patent Procurement and Maintenance. BioCurex shall secure and maintain the Patent Rights throughout the Territory in such countries and in such manner as BioCurex shall elect after reasonable consideration of the views of Abbott and BioCurex's other licensees. BioCurex shall pay all costs associated with the filing, prosecution and maintenance of Patent Rights. BioCurex shall notify Abbott of any change in the status of any patent and/or patent application listed in Exhibit 1.14, including any abandonment, lapse, invalidity, unenforceability, nullification or revocation thereof, and of the filing of any patent applications within the scope of the Patent Rights within sixty (60) days. Exhibit 1.14 shall be updated by BioCurex at least one (1) time per Calendar Year to reflect such changes. In the event any of the Patent Rights shall become involved in an opposition or interference proceeding, BioCurex shall manage the proceeding, at its own expense, and shall keep Abbott informed and shall take Abbott's views into account in setting BioCurex's strategy in the proceeding. If BioCurex wishes to abandon an existing issued patent or any pending patent application within the Patent Rights, it shall notify Abbott within a time sufficient for Abbott to familiarize itself with the case and make a decision before abandoning or failing to pursue the Patent Rights. Abbott shall have thirty (30) days from the date of such notice within which it may notify BioCurex that Abbott wishes to assume the costs of prosecuting or maintaining any such patent or patent application. If Abbott elects to assume such costs, BioCurex shall assign the relevant patent(s) or patent application(s) to Abbott. The claims of (a) any patent assigned to and maintained by Abbott and (b) any patent issuing from a patent application assigned to and prosecuted by Abbott shall not be considered Valid Claims, or for purposes of determining the terms pursuant to which royalties shall be paid by Abbott to BioCurex under Article 4.

     8.2. Abbott Improvements; BioCurex Improvements. Abbott shall have the right to file, prosecute and maintain patents for any Improvement developed solely by Abbott (hereinafter, an "Abbott Improvement"). Abbott shall notify BioCurex within sixty (60) days following the submission of a filing for a patent based on an Abbott Improvement. BioCurex shall have the right to prosecute and maintain patents for any Improvement developed solely by BioCurex (hereinafter, a "BioCurex Improvement"). BioCurex shall notify Abbott within sixty (60) days following the submission of a filing for a patent based on a BioCurex Improvement. For purposes of clarification, any Improvement jointly developed by Abbott and BioCurex shall be governed by the provisions set forth under Section 8.6.

     8.3. Patent Marking. Abbott, space-permitting, may mark each Product (or its container or package) made on or on behalf of Abbott with the patent number of any issued or pending patent(s) included in the Patent Rights. The content, form, location and language used for such marking shall be: (a) in accordance with the laws and practices of each country in which Product is sold or the patents have been issued or are pending; and (b) in accordance with Abbott's marking preferences.

     8.4. Third Party Infringement of Patent Rights. In the event that a Party has reason to believe that a Third Party may be infringing any of the patents included in Patent Rights by the Third Party's manufacture, use, sale or importation of an infringing product in the Territory, such Party shall promptly notify the other Party. BioCurex may, in its sole discretion, elect to enforce the Patent Rights, through legal action or other wise. Abbott, at BioCurex's request and at BioCurex's expense, shall reasonably cooperate with BioCurex in such enforcement. In the event that BioCurex requests the assistance of Abbott and Abbott requires the assistance of outside counsel, Abbott shall so advise BioCurex promptly and, after BioCurex's approval, Abbott shall have the right to retain outside patent counsel of its choice at BioCurex's expense; provided, however, that BioCurex shall have the right to review all invoices associated therewith, and discontinue such outside patent counsel assistance immediately upon notice to Abbott hereunder. BioCurex shall be responsible for any costs associated with such suit and/or settlement, and shall be entitled to retain any and all recovery which may be obtained in any suit brought by BioCurex. If such settlement involves any material admission(s) by BioCurex relating to such suit, BioCurex shall use its reasonable best efforts to ensure that confidential treatment of all its material admissions. BioCurex hereby agrees that it shall not make any material admission relating to Patent Rights without the prior written consent of Abbott, which consent shall not be withheld unreasonably.

          (a)  In the event (i)  BioCurex  does not  within one  hundred  eighty
               (180) days after notice of the possible infringement of the Patent Rights is given between BioCurex and Abbott, cause such possible infringement to cease (as determined by a final, non-appealable judgment), and (ii) such possible infringer holds at least five percent (5%) of the relevant market share pertaining to the possibly infringing product, then such country in which such possible infringement may exist shall be deemed a Non-Valid Claim Country and Abbott's royalty payment obligations under Article 4 shall be adjusted accordingly. At such time as BioCurex can establish that such infringement has been abated (as determined by a final, non-appealable judgment), Abbott shall resume paying royalties to BioCurex applicable to a Valid Claim Country as set forth in Article 4.

          (b)  In the  event  that  BioCurex  does not  commence  activities  to enforce diligently the Patent Rights within ninety (90) days after notice of the possible infringement of the Patent Rights is given between BioCurex and Abbott, Abbott may, in its sole discretion, institute suit and diligently pursue such suit at its expense to prevent continuation of such alleged potential infringement. BioCurex agrees to serve as a nominal party if its presence is legally required and sign any papers necessary to support any litigation. In addition BioCurex shall reasonably cooperate with Abbott in such suit at Abbott's request and at Abbott's expense. Abbott shall be entitled to retain any recovery that may be obtained in any suit brought by Abbott. Abbott hereby agrees that it shall not make any material admission relating to Patent Rights without the prior written consent of BioCurex, which consent shall not be withheld unreasonably.

8.5     Infringement of Third Party Patents; Indemnification by BioCurex.

          (a) Notice and Cooperation. If a claim or suit is brought against Abbott alleging infringement of a patent owned by a Third Party arising from Abbott's manufacture, use, sale or importation of Product, Abbott shall promptly give written notice to BioCurex of such claim or suit and provide to BioCurex information in Abbott's possession regarding such claim or suit.

          (b) Patent Indemnification by BioCurex. BioCurex shall defend, indemnify and hold harmless Abbott and its Affiliates and their officers, directors, employees and representatives, from and against any judgment, damage, liability, loss, cost or other expense (including reasonable attorneys' fees and court costs) resulting from any claim, suit or proceeding so far and to the extent that such claim, suit or proceeding is based upon an assertion that RECAF Technology used in Product constitutes an infringement of any patent, copyright, trademark or any other intellectual property right of a Third Party, except and to the extent in which the alleged infringement relates to (i) a manufacturing process, or (ii) the circumstances specifically set forth in Section 8.7(b); provided, that Abbott shall provide BioCurex such reasonable assistance as BioCurex, from time to time, may reasonably request.

          (c) Settlement. BioCurex shall have the right to dispose of a claim or conduct the defense of a suit for which it is obligated to indemnify Abbott pursuant to this Section 8.5.

          (d) Patent Infringement Defense by Abbott. In the event that BioCurex elects not to dispose of such claim or defend such suit to the extent set forth in this Section 8.5, Abbott may, in its sole discretion, defend the claim or suit. For the purposes of Abbott's conduct of the disposition or defense, BioCurex shall furnish to Abbott such reasonable assistance as Abbott may need and from time to time reasonably request. If Abbott takes on the disposition of a claim or defense of a suit for which BioCurex is obligated to indemnify Abbott pursuant to Section 8.5, then the cost of defense and settlement shall be paid by BioCurex.

     8.6. Joint Inventions. All inventions jointly made or conceived by employees or others acting on behalf of Abbott and BioCurex during the Term of this Agreement (hereinafter, a "Joint Invention") shall be jointly owned by both Parties. Each Party shall have the right to independently exploit such Joint Invention, provided that such Joint Invention does not pertain to Patent Rights, RECAF Technology or RECAF Materials. In the event such Joint Invention does pertain to Patent Rights, RECAF Technology or RECAF Materials, the treatment of such Joint Invention shall be consistent with the terms and conditions set forth in this Agreement. All costs associated with: (x) filing, prosecuting and maintaining such patents and patent applications covering Joint Inventions; and (y) enforcing such patents against Third Party infringers shall be shared equally by both Parties. Both Parties shall cooperate and discuss the strategy regarding the filing, prosecution and maintenance of patent applications and patents covering Joint Inventions. The Parties will mutually agree who will be responsible for filing, prosecution and maintenance of a particular patent or patent application and enforcement of such patent against Third Party infringers based upon which Party's inventors have made the greatest contribution. The Party that is responsible for such filing, prosecution and maintenance shall make a good faith effort to perform such activities in a reasonable and cost-effective manner. If the Parties cannot reach agreement, the dispute may be submitted to Alternative Dispute Resolution as provided for in Section 12.4. Both Parties shall be given the opportunity to review and comment upon the patent applications prepared by the other covering Joint Inventions. Each Party shall provide the other Party with timely copies of all substantive communications to or from all public authorities having jurisdiction over all such patents and patent applications for which it has responsibility. Either Party may be relieved of its future obligations to undertake or underwrite the cost, as the case may be, to file, prosecute, maintain, and enforce any such patent or patent application in any country by assigning such rights to the other Party and have no further obligation for any prosecution, maintenance, enforcement, cost and expenses of any patent or patent application in such country, covering such Joint Invention, except as to costs and expenses that have accrued prior to such assignment. The Party that becomes solely responsible for all future obligations of such patent or patent application in accordance with the preceding sentence of this Section 8.6 shall be the sole owner of such patent or patent application in such country.

     8.7. Legal  Action  between  Abbott  and  the  Third  Party  Semi-Exclusive
          Licensee.

          (a) BioCurex shall remain neutral upon the occurrence of any legal action between Abbott and a Third Party Semi-Exclusive Licensee relating to the Patent Rights, RECAF Technology and/or RECAF Materials; provided that BioCurex shall have the right to become involved in any such legal action to the extent required by any court or other government order.

          (b) BioCurex shall have no obligation, in accordance with Section 8.5(b), to defend, indemnify and hold harmless Abbott and its Affiliates from any judgment, damage, liability, loss, cost or other expense (including reasonable attorneys' fees and court costs) resulting from any claim, suit or proceeding so far and to the extent that such claim, suit or proceeding is based upon an assertion that an Abbott Improvement constitutes an infringement of any Improvement developed solely by the Third Party Semi-Exclusive Licensee.

     8.8. Abbott Opposition to Patent Rights. BioCurex shall have the right to terminate this Agreement, on a country-by-country basis, if Abbott, after the Effective Date, institutes a suit, nullity action, opposition to grant, or other legal action seeking to invalidate the claims of any patent in the Patent Rights in that country, or actively participates (other than by legal compulsion) in any of the foregoing.

9.   TRADEMARKS.

     9.1. License Grant for BioCurex Marks. During the Term, BioCurex hereby grants to Abbott, its Affiliates, its distributors and its sublicensees hereunder a non-exclusive license to use the BioCurex Marks for Abbott's marketing, sale, promotion, advertising, testing and/or distribution of the Product in the Territory. During the Term, BioCurex shall own all rights, title, and interests in and to the BioCurex Marks. Abbott, its Affiliates, its distributors and its sublicensees hereunder shall have the right, but not the obligation, to use the BioCurex Marks designated by BioCurex on Product and on marketing and promotional materials and product packaging materials relating to Product in the Territory. Further, Abbott shall use commercially reasonable efforts to insert "Sold Under License from BioCurex Inc." or substantially similar language identifying BioCurex as the licensor on Abbott's marketing and promotional materials, and packaging materials, related to Product, provided that such insertion is permitted by applicable Regulatory Authorities.

     9.2. Abbott Trademarks. Abbott and its Affiliates may develop and use any Abbott Trademarks for its marketing, sale, promotion, advertising, testing and/or distribution of the Product in the Territory. All costs related to the selection and maintenance of the Abbott Trademarks shall be borne by Abbott, and Abbott shall, at all times, own all rights, title, and interests in and to such Abbott Trademarks.

     9.3. Termination of Use BioCurex Marks. Upon termination of this Agreement, Abbott, its Affiliates, its distributors and its sublicensees hereunder shall cease and desist from all further use of the BioCurex Marks, except that Abbott, its Affiliates, its distributors and its sublicensees hereunder may continue to use the BioCurex Marks consistent with the terms and conditions of this Agreement in connection with any remaining inventory of the Product.

10.  REPRESENTATIONS AND WARRANTIES.

     10.1. By BioCurex. BioCurex represents and warrants that as of the Effective Date:

          (a) to the best of BioCurex's knowledge, BioCurex has all right, title and interest in and to the Patent Rights, RECAF Technology and RECAF Material, and is free to disclose, license and sublicense the RECAF Technology, RECAF Material and all Patent Rights;

          (b) to the best of BioCurex's knowledge, the use of RECAF Technology and RECAF Material, and the use or practice of Patent Rights by Abbott as provided herein do not infringe or violate any patent or other rights of any Third Party;

          (c) to the best of BioCurex's knowledge, there are no actions threatened, or pending before any court, relating to RECAF Technology, RECAF Material or Patent Rights;

          (d) the RECAF Technology, RECAF Material and Patent Rights have not knowingly been obtained through any activity, omission or representation that would limit or destroy their validity, and further that BioCurex has no knowledge or information that would materially impact the validity and/or enforceability of the existing RECAF Technology, RECAF Material and Patent Rights; and

          (e) BioCurex has no agreement with any Third Party that would adversely affect the rights of Abbott or the obligations of BioCurex under this Agreement.

     10.2. General Representations and Warranties. Each Party represents and warrants to the other Party as of the Effective Date that:

          (a) it is a corporation duly organized and validly existing under the laws of its state of incorporation;

          (b) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and

          (c) the execution, delivery and performance by such Party of this Agreement do not contravene or constitute a default under any provision of applicable law or of any agreement, judgment, injunction, order, decree or other instrument binding upon it.

11. GENERAL INDEMNIFICATION.

    11.1. Indemnification by BioCurex. BioCurex shall indemnify, defend and hold harmless Abbott and its Affiliates, employees, officers, directors and agents from and against any Third Party suit, proceeding, claim, liability, loss, damage, costs or expense, including reasonable attorneys' fees (collectively, "Liabilities"), which Abbott may hereinafter incur, suffer, or be required to pay arising out of or resulting from any breach by BioCurex of the representations and warranties or other provisions set forth in this Agreement. Notwithstanding the above, BioCurex shall not be liable for Liabilities of any kind which arise out of or are attributable to any gross negligence or willful misconduct of Abbott or its Affiliates and their officers, directors, employees or representatives.

    11.2. Indemnification by Abbott. Abbott shall indemnify, defend, and hold harmless BioCurex from and against any Liabilities that BioCurex may hereinafter incur, suffer or be required to pay arising out of or resulting from any breach by Abbott of the representations and warranties or other provisions set forth in this Agreement, or any acts or omissions by Abbott or its Affiliates directly relating to the manufacture, distribution or sale of Product by Abbott or its Affiliates. Notwithstanding the above, Abbott shall not be liable for Liabilities of any kind which arise out of or are attributable to any gross negligence or willful misconduct of BioCurex or its Affiliates and their officers, directors, employees or representatives.

    11.3. Notice and Cooperation Requirements. With respect to any claim for which a Party seeks indemnification from the other hereunder, the Party seeking indemnification shall provide prompt notice to the other of the claim for which indemnification is sought, shall provide reasonable cooperation and assistance to the indemnifying Party in the defense of such claim, and shall not settle or otherwise compromise such claim without the indemnifying party's prior written consent. Further, in the event a Third Party legal action arising out of any act or omission by a Commercial Sale Licensee with respect to Product is brought against BioCurex, Abbott hereby agrees that it shall use commercially reasonable efforts to provide BioCurex with consultative assistance and other relevant guidance in connection with the defense of such Third Party legal action.

    11.4. LIMITATION OF LIABILITY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY HEREUNDER
          FOR  ANY  CONSEQUENTIAL,   INCIDENTAL,  SPECIAL  OR  INDIRECT  DAMAGES
          WHATSOEVER, INCLUDING LOST PROFITS.

12.  MISCELLANEOUS.

     12.1. Notices. All notices hereunder shall be in writing and shall be, (a) delivered personally, (b) mailed by registered or certified mail, postage prepaid, (c) sent by a nationally recognized overnight courier, or (d) sent by facsimile or express mail, to the following addresses of the respective Parties:

           If to BioCurex:

           BioCurex Inc.
           215-7080 River Road
           Richmond, BC, Canada V6X 1X5
           Attn:  Chief Executive Officer
           Facsimile Number:  (604) 207-9165

           If to Abbott:

           D-9RK  AP6C
           Abbott Laboratories
           100 Abbott Park Road
           Abbott Park, Illinois USA 60064-6094
           Attn: Director, Global Licensing; Diagnostics Division Facsimile Number: (847) 937-6951

           With copy to:

           D-322  AP6D
           Abbott Laboratories
           100 Abbott Park Road
           Abbott Park, Illinois USA 60064-6049
           Attn: Divisional Vice President, Domestic Legal Division Facsimile Number: (847) 938-1206

           Notice shall be effective: (i) upon receipt if personally delivered,
           (ii) on the third business day following the date of mailing if sent by registered or certified mail; (iii) on the second business day following the date of delivery to the express mail service if sent by express mail; and (iv) on the first business day following the date transmission or delivery to the overnight courier if sent by facsimile or overnight courier. A Party may change its address listed above by sending notice to the other Party.

    12.2. Assignment. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement, in whole or in part, without such consent, to its Affiliate; and provided, further, that assigning Party shall promptly notify the other Party of any such assignment. Any permitted assignee shall assume all obligations of its assignors under this Agreement. No assignment shall relieve any Party of responsibility for the performance of any obligation that such Party may have or incur hereunder.

    12.3. Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the Parties and its successors and permitted assigns.

    12.4. Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved through the alternative dispute resolution procedure described on
          Exhibit 12.4.

    12.5. Relationship of the Parties. The relationship of the Parties under this Agreement is that of independent contractors. Nothing contained in this Agreement shall be construed so as to constitute the Parties as partners, joint venturers, or agents of the other. Neither Party nor its Affiliates has any express or implied right or authority under this Agreement to assume or create any obligations or make any representations or warranties on behalf of or in the name of the other Party or its Affiliates.

     12.6. Waiver or Modification of Agreement. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both Parties. Failure by either Party to enforce any of its rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one (1) or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

    12.7. Severability. If any term or provision of this Agreement for any reason shall be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

    12.8. Entire Agreement. This Agreement including the Exhibits, which are incorporated herein by reference, sets forth the entire understandings of the Parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto.

    12.9. Governing Law. This Agreement and the legal relations between the Parties hereunder shall be construed, interpreted and governed by laws of the State of New York, without regard to its choice of law principles. The Parties expressly disclaim the application of the United Nations Convention on the International Sales of Goods to this Agreement.

   12.10. Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to am Article, Section or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." Use of any gender herein to refer to any person shall be deemed to comprehend masculine, feminine and neuter unless the context clearly requires otherwise.

   12.11. Counterparts. This Agreement may be executed in two (2) original counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

   12.12. Mutual Drafting. This Agreement is the joint product of Abbott and BioCurex, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Parties and their respective legal counsel and advisers and any rule of construction that a document shall be interpreted or construed against the drafting Party shall not be applicable.


      IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representatives as of the day and year below written.

Abbott Laboratories                    BioCurex Inc.


Signature /s/ Joseph M Nemmers, Jr.   Signature /s/ Ricardo Moro
          -------------------------             -----------------------

Name:  Joseph M. Nemmers, Jr.           Name:  Dr. Ricardo Moro
Title: Sr. Vice President,              Title: President and CEO
       Diagnostic Operations
       President, Diagnostics Division

Date                                   Date
     ------------------------------        -----------------------------

                              SCHEDULE OF EXHIBITS


1.14    Patent Rights

4.2     Feasibility Review

12.4    Alternative Dispute Resolution

                                  EXHIBIT 1.14

                                  PATENT RIGHTS


U.S.               U.S.10/688,464 app, continuation of U.S. Patent 6,514,686



Russia             2161042 Patent



Finland            970990 app (identified in Inpadoc as 9700990)



Canada             2,197,490 app



Norway             19971256 app



EPO                95940906.1 app



China 200310104769.x app (identified in Inpadoc as 1132012), continuation of Patent 95195125.4 (identified in Inpadoc as 1169778)



Japan             HEI. 8-510734 app (identified in Inpadoc as JP 11511847)


Brazil            PI 9508959-4 app



Australia        2003204325 app (identified in Inpadoc as 9537648 A1),
                 continuation of 714966 Patent

                                   EXHIBIT 4.2

                               FEASIBILITY REVIEW


The Feasibility Review is a review conducted by an Abbott management team of any immunoassay product in development to confirm that such product meets its key draft product requirements. The Feasibility Review hereunder shall involve the performance evaluation of three (3) prototype lots RECAF assays manufactured in a site approved by the applicable Abbott management team. Successful evaluation of such prototype lots will be based on prototype assay performance versus key draft product requirements. Performance evaluation will include internal and external evaluation and will require testing a predefined number of clinical specimens. The Feasibility Review shall be completed upon obtaining objective evidence that the assay format using the prototype assay lots made by the development site meets the key draft product requirements. Abbott shall notify BioCurex within fifteen (15) days of the completion of the Feasibility Review as described in this Exhibit 4.2.

                                  EXHIBIT 12.4

                         ALTERNATIVE DISPUTE RESOLUTION


The parties recognize that bona fide disputes as to certain matters may arise from time to time during the term of this Agreement which relate to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution ("ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their equivalents) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days).

If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR, including the specific provisions of the Agreement in issue. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

     (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

     (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

     (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

     (d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, excluding any candidate deemed by a party to have conflicts. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

     (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

     (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

     (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

     (d) a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

     Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

     (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

     (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

     (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

     (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

     (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissability of any evidence.

6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

     (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

     (b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable (except in the case of fraud or bad faith on the part of the neutral), and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information (except for information contained in exhibits or testimony that is already public or later becomes public through no fault of the parties or which is lawfully disclosed to a party through an independent third party). The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.